 As Filed with the Securities and Exchange Commission on February 5, 1999.

                                                 Registration No. 333-71307

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--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------
                                 SYNETIC, INC.
             (Exact name of Registrant as specified in its charter)

                                ---------------

                      Delaware                              22-2975182
            (State or other jurisdiction                 (I.R.S. Employer
         of incorporation or organization)              Identification No.)

                     669 River Drive, River Drive Center II
                         Elmwood Park, New Jersey 07407
                                 (201) 703-3400
  (Address, including Zip Code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ---------------
                             Charles A. Mele, Esq.
                   Executive Vice President--General Counsel
                                 Synetic, Inc.
                     669 River Drive, River Drive Center II
                         Elmwood Park, New Jersey 07407
                                 (201) 703-3400
 (Name, address, including Zip Code, and telephone number, including area code, of agent for service)

                                ---------------
                                    Copy to:
                             Stephen T. Giove, Esq.
                              Shearman & Sterling
                              599 Lexington Avenue
                            New York, New York 10022
                                 (212) 848-4000

                                ---------------
   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------
                        CALCULATION OF REGISTRATION FEE
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
                                                               Proposed
  Title of Each Class         Amount      Proposed Maximum      Maximum        Amount of
    of Securities to          to be        Offering Price      Aggregate      Registration
     be Registered          Registered      per Share (1)  Offering Price (1)   Fee (2)
------------------------------------------------------------------------------------------
Common Stock, par value
 $0.01 per share........ 1,150,028 shares     $49.5625        $56,998,263       $15,846

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(1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low sale prices for the Common Stock on the Nasdaq National Market on January 25, 1999 of $49.5625 per share.

(2) Of this amount, $15,426 was paid upon the initial filing of this Registration Statement on January 28, 1999, and an additional registration fee of $420 is being paid upon the filing of this Amendment No. 1.
                                ---------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. The + +selling stockholders may not sell these securities until the registration + +statement filed with the Securities and Exchange Commission is effective. +
+This prospectus is not an offer to sell these securities and it is not        +
+soliciting an offer to buy these securities in any state where the offer or   +
+sale is not permitted.                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS

               Subject to Completion, dated February 5, 1999

                                1,150,028 Shares

                                 SYNETIC, INC.

                                  COMMON STOCK

  Certain of our stockholders may offer and sell from time to time an aggregate of up to 1,150,028 shares of our common stock.

  The selling stockholders may offer their shares through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices or at privately negotiated prices.

  The selling stockholders obtained their shares of common stock on January 22, 1999 in connection with our acquisition of The KippGroup.

  Our common stock is listed on the Nasdaq National Market under the symbol "SNTC." On January 29, 1999, the closing price of the common stock on the Nasdaq National Market was $51 13/16 per share.

  If necessary, certain information relating to the selling stockholders, the terms of the sale of common stock by the selling stockholders, including the public offering price, the names of any underwriters or agents, the compensation, if any, of such underwriters or agents and the other terms in connection with the sale of the common stock, in respect of which this prospectus is delivered will be set forth in an accompanying prospectus supplement.

  Investing in the shares of our common stock involves risks which are described in the "Risk Factors" section beginning on page 1 of this prospectus.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares of common stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 ------------

                    The date of this prospectus is   , 1999.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Forward-Looking Statements.................................................   i
Risk Factors...............................................................   1
The Company................................................................   8
Use of Proceeds............................................................   8
Selling Stockholders.......................................................   9
Plan of Distribution.......................................................  10
Description of Capital Stock...............................................  11
Legal Matters..............................................................  13
Experts....................................................................  13
Where You Can Find More Information........................................  13

                           FORWARD-LOOKING STATEMENTS

   This prospectus and reports, proxy statements and other information that we have filed with the SEC, which are incorporated by reference in this prospectus, include forward-looking statements, including statements regarding, among other items:

  .  the product demand and market and user acceptance of our products,

  . the feasibility of developing commercially profitable healthcare communication services,

  .  the effect of economic conditions on our business,

  . the impact of competitive products, services and pricing on our business,

  . commercialization and technological difficulties associated with our products,

  .  our objective to grow through strategic acquisitions,

  .  our internal growth strategy,

  .  our ability to manage and integrate acquired businesses,

  . anticipated trends and conditions in our industries, including regulatory matters,

  .  our Year 2000 compliance, and

  .  trends in our future operating performance.

   We have based these forward-looking statements largely on our expectations as well as assumptions we have made and information currently available to our management. When used in this prospectus, the words "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to our company or management, are intended to identify forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, certain of which are beyond our control. Actual results could differ materially from those anticipated, as a result of the factors described in "Risk Factors" and other factors. Furthermore, in light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus might not transpire.

   We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                  RISK FACTORS

   Investing in the common stock will provide you with an equity ownership in Synetic. The value of your investment may be subject to risks inherent in our business. Such risks may materially and adversely affect our business, financial condition or results of operations. In such case, the trading price of the common stock could decline, and you could lose all or part of your investment. You should carefully consider the following factors as well as other information contained in this prospectus or any prospectus supplement before deciding to invest in the common stock. In this prospectus, the "Company," "Synetic," "we," "us" and "our" refer to Synetic, Inc.

Risks of New Business Area--Healthcare Communications

   Development Phase. Our company is in the development phase of offering products and services to provide inter-enterprise connectivity to payors, providers, suppliers and consumers in the healthcare industry. The provision of products and services using Internet technology in the healthcare communications industry is a developing business. As a developing business, it is inherently riskier than our other operations in areas where we have an operating history. We anticipate that we will incur significant expenses in connection with the development of these products and services. Further, we cannot assure you that we will be able to successfully develop these products and services at all.

   We are pursuing the development of our healthcare communications business through the use of our internal resources, as well as through strategic alliances with development partners. In January 1999, we entered into a collaborative arrangement with Cerner Corporation, a publicly traded corporation and a supplier of clinical and management information systems for healthcare organizations, to develop and commercialize certain of our products and services in this area. This alliance is in the initial phase. Consequently, we cannot assure you that this alliance, or any other alliances with development partners, will provide us with the ability to successfully develop or offer products and services in this area.

   Uncertainty of Market Acceptance. As is typical in a developing business, demand and market acceptance for new and unproven products and services are subject to a high level of uncertainty. Achieving market acceptance for our products and services will require substantial marketing efforts and expenditure of significant funds to create awareness and demand by participants in the healthcare industry. No assurances can be given that:

  . our effort in establishing such products and services will be successful,

  . there will be significant market acceptance for our products and services,

  . we will be able to succeed in positioning our services as a preferred method for healthcare communications or

  . any pricing strategy that we develop will be economically viable or acceptable to the market.

   If we are unable to successfully market our products, this could have a material adverse affect on our business.

   Research and Development Expenses; Profitability. We expect to continue to incur significant research and development expense in connection with our healthcare communications business until the products and services we develop are successfully marketed. We cannot assure you:

  . that our products or services will be successfully marketed or

  . as to when, and to what extent, if any, our healthcare communications business will become profitable.

Government Regulation of Healthcare

   Participants in the healthcare industry are subject to extensive and frequently changing regulation under numerous laws administered by governmental entities at the federal, state and local levels. Many current laws and regulations, when enacted, did not anticipate the methods of healthcare communication we are developing. We believe, however, that these laws and regulations will nonetheless be applied to our healthcare communications business. Accordingly, our healthcare communications business may be affected by current regulations as well as future regulations specifically targeted to this new segment of the healthcare industry.

   Current laws and regulations which may affect the healthcare communications business include:

  . the regulation of confidential patient medical record information,

  . laws relating to the electronic transmission of prescriptions from physicians' offices to pharmacies,

  . regulations governing the use of software applications in the diagnosis, cure, treatment, mitigation or prevention of disease, and

  . laws or regulations relating to the relationships among healthcare providers.

   We expect to conduct our healthcare communications business in substantial compliance with all material federal, state and local laws and regulations governing our operations. However, the impact of regulatory developments in the healthcare industry is complex and difficult to predict, and there can be no assurance that we will not be materially adversely affected by existing or new regulatory requirements or interpretations. For example, complying with existing or new regulatory requirements could be expensive and time-consuming. It is also possible that such requirements or interpretations could limit the effectiveness of the use of the Internet for the methods of healthcare communication we are developing or even prohibit the sale of a subject product or service.

Risks of Reliance on Rapidly Changing Technology

   All businesses which rely on Internet technology, including the healthcare communications business that we are developing, are subject to, among other things:

  . rapid technological change,

  . changing customer needs,

  . frequent new product introductions, and

  . evolving industry standards.

   In addition, as the communications, computer and software industries continue to experience rapid technological change, we must be able to quickly and successfully adapt our products and services so that they adapt to such changes. We cannot assure you that we will not experience difficulties that could delay or prevent the successful development and introduction of our healthcare communications products and services. Our inability to respond to technological changes in a timely and cost-effective manner could have a material adverse effect on our business, financial condition and results of operations. Moreover, there can be no assurance that technologically superior products and services will not be developed by competitors, or that any such products and services will not have an adverse effect upon our operating results.

Competition in Healthcare Communications

   One or more service companies, some of which may have greater resources than we do, have announced that they are developing a combination of one or more healthcare communications products and services that we are currently also developing. There can be no assurance that such companies will not develop and successfully market healthcare communications products and services in a manner which would have a material adverse effect on our business, financial condition and results of operations.

Risks of Product Development; Proprietary Rights

   Our future success and ability to compete in the healthcare communications business may be dependent in part upon our proprietary rights to products and services which we develop. We may rely on a combination of copyrights, trademarks and trade secrets and contractual restrictions to protect the content and technology and on similar proprietary rights of any of our content and technology providers. There can be no assurance that the steps we take or the steps such providers take would be adequate to prevent misappropriation of our respective proprietary rights. Our competitors may also independently develop content or technology that is substantially equivalent or superior to that which is available to us. In addition, there can be no assurance that licenses for any intellectual property of third parties that might be required for our products or services would be available on commercially reasonably terms or at all.

   Although we intend to take steps to ensure that we are not infringing the proprietary rights of any third parties, there can be no assurance that patent infringement or other claims will not be asserted against us or one of its content or technology providers or that such claims will not be successful. We could incur substantial costs and diversion of management resources with respect to the defense of any such claims. Furthermore, parties making such claims against us or a content or technology provider could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief which could effectively block our ability to provide products or services in certain of our markets. Such a judgment could have a material adverse effect on our business, financial condition and results of operations.

Government Regulation of Porex

   Porex Technologies Corp., one of our wholly owned subsidiaries, manufactures and distributes certain medical/surgical devices, such as plastic and reconstructive surgical implants and tissue expanders, which are subject to government regulations, under the Medical Device Amendments of 1976 to the Federal Food, Drug and Cosmetic Act and additional regulations promulgated by the Food and Drug Administration. Future healthcare products may also be subject to such regulations and approval processes. Compliance with such regulations and the process of obtaining approvals can be costly, complicated and time-consuming, and there can be no assurance that such approvals will be granted on a timely basis, if ever.

Potential Liability Risk and Availability of Insurance

   The products sold by us expose us to potential risk for product liability claims, particularly with respect to Porex's life sciences, clinical, surgical and medical products. We believe that Porex carries adequate insurance coverage against product liability claims and other risks. There can be no assurance, however, that claims in excess of Porex's insurance coverage will not arise. In addition, Porex's insurance policies must be renewed annually. Although Porex has been able to obtain adequate insurance coverage at an acceptable cost in the past and believes that it is adequately indemnified for products manufactured by others and distributed by it, there can be no assurance that in the future it will be able to obtain such insurance at an acceptable cost or be adequately protected by such indemnification. For example, in 1994, as described further in "Risk Factors-- Mammary Implant Litigation" below, Porex was notified that its insurance carrier would not renew its then-existing insurance coverage after December 31, 1994 with respect to actions and claims arising out of Porex's distribution of silicone mammary implants. However, Porex has exercised its right to purchase extended reporting period coverage with respect to such actions and claims. See also "Legal Proceedings" in our Form 10-K for the fiscal year ended June 30, 1998, which is incorporated by reference in this prospectus.

Mammary Implant Litigation

   During the year ended June 30, 1988, our subsidiary, Porex Technologies Corp., began distributing silicone mammary implants ("implants") in the United States pursuant to a distribution arrangement (the "Distribution Arrangement") with a Japanese manufacturer (the "Manufacturer"). Because of costs associated with increased government regulation and examination, Porex's supplier determined to withdraw its implants from the United States market. On July 9, 1991, the FDA mandated a recall of all implants manufactured by companies that elected not to comply with certain FDA regulations regarding data collection. Accordingly, Porex notified all of its customers not to use any implants sold by Porex and to return such implants to Porex for a full refund. Porex had ceased offering implants for sale prior to the recall date. Porex believes that after accounting for implants returned to it, the aggregate number of recipients of implants distributed by Porex under the Distribution Agreement in the United States totals approximately 2,500.

   Since March 1991, Porex has been named as one of many co-defendants in a number of actions brought by recipients of implants. One of the pending actions, Donna L. Turner v. Porex Technologies Corporation, et al., is styled as a purported class action. Certain of the actions against Porex have been dismissed where it was determined that the implant in question was not distributed by Porex. In addition, as of January 18, 1999, 213 actions and 37 out-of-court claims were pending against Porex. Of the 213 actions, 95 involve implants identified as distributed by Porex and 84 cases involve implants identified as not having been distributed by Porex. In the remaining 34 actions, the implants have not been identified. During the fiscal year ended June 30, 1998, there were 16 implant-related claims made against Porex by individuals as compared with 24 claims made during the fiscal year ended June 30, 1997 and 28 claims made during the fiscal year ended June 30, 1996.

   The typical case or claim alleges that the individual's mammary implants caused one or more of a wide range of ailments. These implant cases and claims generally raise difficult and complex factual and legal issues and are subject to many uncertainties and complexities, including, but not limited to, the facts and circumstances of each particular case or claim, the jurisdiction in which each suit is brought, and differences in applicable law. We do not have sufficient information to evaluate each case and claim.

   In 1994, Porex was notified that its insurance carrier would not renew its then-existing insurance coverage after December 31, 1994 with respect to actions and claims arising out of Porex's distribution of implants. However, Porex has exercised its right, under such policy, to purchase extended reporting period coverage with respect to such actions and claims. Such coverage provides insurance, subject to existing policy limits but for an unlimited time period, with respect to actions and claims made after December 31, 1994 that are based on events that occurred during the policy period. In addition, Porex has purchased extended reporting period coverage with respect to other excess insurance. This coverage also extends indefinitely, replacing coverage which would by its terms have otherwise expired by December 31, 1997. We will continue to evaluate the need to purchase further extended reporting period coverage from excess insurers to the extent such coverage is reasonably available. We believe that our present coverage, together with Porex's insurance policies in effect on or before December 31, 1994, should provide adequate coverage against liabilities that could result from actions or claims arising out of Porex's distribution of implants. To the extent that certain of such actions and claims seek punitive and compensatory damages arising out of alleged intentional torts, if awarded such damages may or may not be covered, in whole or in part, by Porex's insurance policies. In addition, Porex's recovery from its insurance carriers is subject to policy limits and certain other conditions. Porex has been expensing the retention amount under its policies as incurred.

   We believe that Porex has a valid claim for indemnification under the Distribution Agreement with respect to any liabilities that could result from pending actions or claims by recipients of implants or any similar actions or claims that may be commenced in the future. However, Porex's right to indemnification is subject to a disagreement with the Manufacturer. Pending the resolution of such disagreement, the Manufacturer has been paying a portion of the costs of the settled claims.

   Based on the foregoing, we believe that the possibility is remote that pending actions and claims that may be commenced or made in the future could, individually or in the aggregate, pose a material risk to the financial position of our company or our results of operations, although we cannot assure you of this.

Risks of Our Acquisition Program

   We maintain an acquisition program and intend to concentrate our acquisition efforts on businesses which are complementary to our healthcare communications strategy and plastic filtration and technology business. Such emphasis is not, however, intended to limit in any manner our ability to pursue acquisition opportunities in other healthcare-related businesses or in other industries. We anticipate that we may enter into further acquisitions, joint ventures, strategic alliances or other business combinations. These transactions may materially change the nature and scope of our business. Any transactions will be limited, as required by an agreement to which we are a party (which agreement expires on May 24, 1999), to areas of business that would not be competitive with certain businesses of Merck & Co. See also "Business--Certain Relationships and Related Transactions" in our Form 10-K for the fiscal year ended June 30, 1998, which is incorporated here by reference.

   Although our management will endeavor to evaluate the risks inherent in any particular transaction, including The KippGroup acquisition, there can be no assurance that we will properly ascertain all such risks. In addition, no assurances can be given that we will succeed in consummating any such transactions, that such transactions, including The KippGroup acquisition, will ultimately provide us with the ability to offer the products and services described or that we will be able to successfully manage or integrate any resulting business.

   The success of our acquisition program will depend on, among other things:

  . the availability of suitable candidates,

  . the availability of funds to finance transactions, and

  . the availability of management resources to oversee the operation of resulting businesses.

Financing for such transactions may come from several sources, including, without limitation:

  . cash and cash equivalents on hand,

  . marketable securities,

  . proceeds from new indebtedness or

  . proceeds from the issuance of additional common stock, preferred stock, convertible debt or other securities.

The issuance of additional securities, including common stock, could result in:

  . substantial dilution of the percentage ownership of our stockholders at the time of any such issuance and

  . substantial dilution of our company's earnings per share.

   The proceeds from any financing may be used for costs associated with identifying and evaluating prospective candidates, and for structuring, negotiating, financing and consummating any such transactions and for other general corporate purposes. We do not intend to seek stockholder approval for any such transaction or security issuance unless required by applicable law or regulation. Although Mr. Martin J. Wygod, our Chairman of the Board of Directors, has indicated his intention to assist us in our acquisition program by bringing opportunities for potential transactions to us and to assist us in negotiating such transactions and in seeking financing in the event we were to finance any such transaction, he is not an officer or an employee of our company nor is he required pursuant to any contractual obligation to provide such support or assistance.

Year 2000 Technology Risks

   The Year 2000 issue is the result of computer programs using two digits rather that four digits to define the applicable year. Certain of the Company's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a disruption of normal business activities. Many of our suppliers, vendors and customers also face this issue.

   We have completed an assessment of our Year 2000 readiness and are undergoing a conversion of our internal systems which are not currently Year 2000 compliant. We have completed the conversion of all significant non-manufacturing related systems. We expect conversion of manufacturing related, information technology ("IT") systems to be completed and fully tested by June 30, 1999. For manufacturing related, non-IT systems, all significant microprocessor-embedded production equipment has been upgraded and we believe it is Year 2000 compliant.

   We are in the process of communicating with our business partners, suppliers, vendors and customers concerning the state of their readiness for the Year 2000. The information gathered to date does not permit us to complete our assessment of risk related to the Year 2000 that these third parties may present us. If third parties upon which we rely are unable to address this issue in a timely manner, such occurrence could result in a material risk to our company.

   We expect that the cost of Year 2000 compliance will not be material. If we do not complete the conversion of our manufacturing related, IT systems by June 30, 1999, we have Year 2000 compliant upgrades we believe can be readily installed for our existing systems. We believe that, should it be necessary, the cost of installing such upgrades would not be material.

   We intend to have in inventory a reserve of raw materials, which we believe will be sufficient to avoid a disruption in our manufacturing process, to minimize the risk associated with third-party suppliers experiencing Year 2000 problems.

   As the Year 2000 issue has many elements and potential consequences, some of which are not reasonably foreseeable, the ultimate impact of the Year 2000 on our operations could differ materially from our expectations.

Potential for Adverse Effect on Stock Price from Shares Available for Future
Sale

   SN Investors, L.P., a limited partnership the general partner of which is SYNC, Inc., whose sole stockholder is Martin J. Wygod, our Chairman of the Board of Directors, currently holds 5,061,857 shares of our common stock. These shares represent 25.4% of the outstanding shares of our common stock as of January 25, 1999. These shares are "restricted securities," within the meaning of Rule 144 promulgated pursuant to the Securities Act ("Rule 144"), subject to the volume restrictions of Rule 144 but for which the holding period has expired. In addition, as more fully set forth in "Certain Relationships and Related Transactions" in our Form 10-K for the fiscal year ended June 30, 1998, which is incorporated here by reference, these shares are subject to certain restrictions on transfer. Subject to such restrictions, SN Investors may be able to sell without registration under the Securities Act the number of such shares permitted under Rule 144. The Company has granted certain demand registration rights to Mr. Wygod with respect to the shares of our common stock held by SN Investors. These rights are assignable to SN Investors. Any sales by SN Investors pursuant to Rule 144 or such registration rights could have a material adverse effect on the prevailing market price for our common stock.

   As of December 31, 1998, we had issued and outstanding options to purchase 8,970,167 shares of common stock pursuant to stock option agreements and stock option plans and warrants which are exercisable into 250,000 additional shares of our common stock. In addition, in connection with our acquisition of Point Plastics, Inc., we have issued 832,259 shares of our common stock to the former shareholders of Point Plastics, which may not be sold by such shareholders until July 21, 1999. The sale of a substantial amount of such additional shares of our common stock following their issuance or the expiration of related lock-up periods could have a material adverse effect on the market price of the common stock.

   In February 1997, we sold in the aggregate $165 million principal amount of convertible subordinated debentures due 2007 (referred to herein as the "Debentures") in a public offering, of which $159.5 million principal amount was outstanding on January 25, 1999. The Debentures are convertible, at the option of the holder, at any time prior to maturity, unless previously redeemed or repurchased, into shares of our common stock at a conversion price of $60 per share of common stock (equivalent to a conversion rate of 16.667 shares per $1,000 principal amount of Debentures), subject to adjustment in certain events. We may be required to issue 2,658,333 additional shares upon the conversion of the outstanding Debentures at their stated conversion price. We are unable to predict the effect, if any, that the conversion of the Debentures into shares of our common stock will have on the market price for the common stock prevailing from time to time.

Certain Antitakeover Effects Could Affect the Market Price of Our Common Stock

   Provisions in our certificate of incorporation relating to the delegation of rights to issue preferred stock may have the effect not only of discouraging tender offers or other stock acquisitions but also of deterring existing stockholders from making management changes. In addition, the requirement that we repurchase the Debentures, at the option of the holder, upon the occurrence of a designated event may, in certain circumstances, make more difficult or discourage a takeover of our company. Further, as of January 25, 1999, Mr. Wygod, our Chairman of the Board of Directors, beneficially owns 27.0% of the outstanding shares of our common stock. Due to his ownership of these shares, Mr. Wygod may be in a position to influence the election of our Board of Directors, as well as the direction and future operations of our company. His ownership could also make more difficult or discourage a takeover of our company. Each of these factors could affect the market price of our common stock.

                                  THE COMPANY

   Our company is a Delaware corporation and was incorporated in 1989. Our principal offices are located at 669 River Drive, River Drive Center II, Elmwood Park, New Jersey 07407, and our telephone number is (201) 703-3400.

   We are engaged in two principal business activities, plastics and filtration technologies and healthcare communications. Through our wholly owned subsidiary Porex Technologies Corp., we design, manufacturer and distribute porous and solid plastic components and products used in life sciences, healthcare, industrial, and consumer applications. Porex Technologies Corp., together with its subsidiaries, is referred to hereinafter in this prospectus collectively as "Porex", except where the context otherwise requires. Through our subsidiary, Synetic Healthcare Communications, Inc., a corporation in which we hold an 80.1% ownership interest, we are engaged in an area of business relating to the use of Internet technology to expand the channels of communication in the healthcare industry. The creation of these new channels is intended to benefit providers and payors of healthcare services by improving the quality of patient care, securing appropriate utilization of healthcare services, reducing administrative costs and enforcing benefit plan guidelines. See "Risk Factors-- New Business Area--Healthcare Communications."

Acquisition Program

   We maintain an acquisition program and intend to concentrate our acquisition efforts in businesses which are complementary to our plastics and filtration technologies business and our healthcare communications strategy. This emphasis, however, is not intended to limit in any manner our ability to pursue acquisition opportunities in other healthcare-related businesses or in other industries. Our acquisition program could result in a substantial change in the business, operations and financial condition of our company. We cannot assure you that we will succeed in consummating any acquisitions or that we will be able to successfully manage or integrate any business that we acquire. Our future growth will depend primarily on our ability to consummate one or more such acquisitions and to operate such business successfully. See also "Business--Acquisition Program" in our Form 10-K for the fiscal year ended June 30, 1998, which is incorporated here by reference, and "Risk Factors-- Acquisition Program."

                                USE OF PROCEEDS

   We expect to receive no proceeds from the sale of the common stock covered by this prospectus. All of the proceeds from the sale of the common stock of Synetic will go to the stockholders who offer and sell their shares except as described below.

   Under the terms of the Stock Purchase Agreement dated January 13, 1999 between the Company and David R. Kipp and James P. Kipp (the "Stock Purchase Agreement"), 73,706 shares out of the 1,150,028 shares that we have registered will be placed in an escrow account (the "Escrow Account"). If the proceeds from the sale of such shares exceeds $3,000,000, the excess will be delivered to the selling stockholders and $3,000,000 will remain in the Escrow Account. If the earnings before interest and taxes of The KippGroup for the twelve months ended June 30, 2000 are greater than or equal to five million five hundred thousand dollars ($5,500,000), then the proceeds in the Escrow Account, including the interest thereon, will be disbursed to the selling stockholders. If such earnings are less than such amount, then the proceeds in the Escrow Account, including the interest thereon, will be disbursed to Synetic, which would use such proceeds as a reduction in the purchase price of The KippGroup. See "Other Information--Plastics and Filtration Technologies" in our Form 10-Q for the fiscal quarter ended December 31, 1998, which is incorporated here by reference.

                              SELLING STOCKHOLDERS

   The selling stockholders are David R. Kipp and James P. Kipp. On January 22, 1999, pursuant to the Stock Purchase Agreement, the Company acquired from the selling stockholders all of the issued and outstanding capital stock of The KippGroup. The KippGroup, based in Ontario, California, is engaged in the business of custom manufacturing injection molds, providing injection molding services and designing, manufacturing and distributing a proprietary line of plastic medical devices. See "Other Information-- Plastics and Filtration Technologies" in our Form 10-Q for the quarter ended December 31, 1998, which is incorporated here by reference. As part of the consideration for the stock of The KippGroup, the Company paid to the selling stockholders the shares of common stock being offered hereby. Each selling stockholder has informed the Company that prior to receipt of the shares of common stock offered hereby he did not own any shares of common stock of the Company.

   Immediately prior to the offering, each selling stockholder will own 575,014 shares of common stock, including 36,853 shares each that have been deposited into the Escrow Account, all of which are being offered hereby. Upon completion of this offering, if all offered shares are sold, the selling stockholders will not own any shares of common stock of the Company, but each selling stockholder will hold options to purchase 150,000 shares of common stock of the Company and in the year 2000 each selling stockholder may, pursuant to the terms of the Stock Purchase Agreement, receive additional shares of common stock, with an aggregate market value of up to $8.45 million at the time of issuance, if certain operational targets set forth in the Stock Purchase Agreement for The KippGroup for the 12 months ended June 30, 2000 are met. Pursuant to the terms of the Stock Purchase Agreement, the Company would be required to file a registration statement with the SEC to register such additional shares of common stock for sale by the selling stockholders.

   The Company, on the one hand, and the selling stockholders, on the other hand, have agreed to indemnify each other against certain liabilities arising under the Securities Act.

   Each of the Selling Stockholders listed below acquired the shares of common stock offered hereby in connection with the acquisition of The KippGroup by the Company. This prospectus and any prospectus supplement covers the offer and sale by each selling stockholder of their common stock. Our registration of the common stock held by the selling stockholders does not necessarily mean that the selling stockholders will sell all or any of the shares. To the knowledge of the Company, none of the selling stockholders had any material relationships with the Company prior to the closing of the acquisition of The KippGroup. Set forth below are (i) the names of each selling stockholder, (ii) the nature of any position, office or other material relationship that they have had within the past three years with Synetic or any of its predecessors or affiliates,
(iii) the number of shares of common stock they beneficially owned as of January 25, 1999, (iv) the number of shares that may be offered and sold by or on their behalf and (v) the amount of common stock to be owned by them upon the completion of the offering if all shares offered are sold.

                                    Shares
                                 Beneficially           Shares Beneficially
                                Owned Prior to              Owned After
                                  Offering(1)   Shares      Offering(1)
                                ---------------  Being  ----------------------
     Selling Stockholders       Number  Percent Offered  Number      Percent
     --------------------       ------- ------- ------- ---------   ----------
David R. Kipp(2)............... 575,014  2.89%  575,014          0            0
James P. Kipp(3)............... 575,014  2.89%  575,014          0            0

--------
(1) Includes outstanding shares and stock options exercisable within 60 days after January 22, 1999 held by officers and directors. The number of shares of each selling stockholder includes 36,853 shares of common stock of the Company placed in the Escrow Account, and the selling stockholders have no right to receive such shares or the proceeds of sale of such shares except as described as above.
(2) David R. Kipp, the current Executive Vice President of The KippGroup, held the position of President of The KippGroup and owned 50% of the outstanding shares of The KippGroup common stock immediately prior to the acquisition of The KippGroup by Synetic.

(3) James P. Kipp, the current Executive Vice President of The KippGroup, held the position of Executive Vice President, Secretary and Chief Financial Officer of The KippGroup and owned 50% of the outstanding shares of The KippGroup common stock immediately prior to the acquisition of The KippGroup by Synetic.

                              PLAN OF DISTRIBUTION

   We are registering shares of our common stock on behalf of the selling stockholders. As used in this prospectus, "selling stockholders" includes donees and pledgees selling shares received from a named selling stockholder. Under the terms of the Stock Purchase Agreement, for the first 20 trading days after the effectiveness of the registration statement of which this prospectus is a part (the "Registration Statement"), the Company has the right to control, on behalf of the selling stockholders, the timing, method and pricing with respect to the sale of the shares of common stock offered hereby. The selling stockholders have the right to extend this 20 trading days period to 40 trading days. This trading period, whether 20 or 40 days, is referred to as the "Company Marketing Period." At the end of the Company Marketing Period, if the selling stockholders have not realized at least $43,809,000 in proceeds from the sale of their shares, the Company has agreed to pay them an amount equal to such shortfall in exchange for any unsold shares. However, the selling stockholders have the right to retain their unsold shares and forego receipt of the shortfall payment.

   In the event that the selling stockholders elect to retain any unsold shares at the end of the Company Marketing Period, the Company has agreed to use its reasonable best efforts to continue the effectiveness of the Registration Statement for a period of 60 additional trading days from the time the selling stockholders elect to retain the unsold shares.

   Subject to the foregoing, the Company (as described above) or the selling stockholders may sell all or a portion of the shares offered by the selling stockholders hereby from time to time in one or more of the following types of transactions or through a combination of any such methods of sale (including block transactions or ordinary broker's transactions):

  . through the Nasdaq National Market or any national securities exchange on which the common stock is approved for listing in the future,

  . in the over-the-counter market,

  . in privately negotiated transactions,

  . through short sales, short sales versus the box, puts and calls and other transactions in securities of the Company, or derivatives thereof, and may sell and deliver the shares in connection therewith,

  . through an underwritten public offering, or

  . a combination of such methods of sale.

The Company (as described above) or the selling stockholders may sell the shares offered by the selling stockholders at the market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

   If the shares are sold in an underwritten offering or one of the other methods of sale described above, the Company (as described above) or the selling stockholders may from time to time offer the shares through underwriters, brokers, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Company, the selling stockholders and/or the purchasers of the shares for whom they act as agent. The selling stockholders and any brokers, dealers, agents or underwriters that participate with the selling stockholders in the distribution of shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, concessions and commissions received by such brokers, dealers, agents or underwriters and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts and commissions under the Securities Act.

   The aggregate net proceeds to the selling stockholders from the sale of the shares offered by or on the behalf of the selling stockholders hereby will be the purchase price of such shares, less commissions, if any, not borne by the Company. The Company and the selling stockholders have agreed that, depending upon the amount of the total proceeds of the sale of the shares either the Company, the selling stockholders or a combination of both will pay any discounts, commissions or fees of underwriters, selling brokers, dealer managers or similar industry professionals relating to the distribution of the shares. The Company has agreed to bear all expenses (other than, except as noted above, any commissions or discounts of underwriters, dealers or agents or brokers' fees and the fees and expenses of their counsel) in connection with the registration of the shares being offered by the selling stockholders hereby.

   To the extent required, the number of shares to be sold, the purchase price and aggregate offering price, the name of any such agent, broker, dealer or underwriters and any applicable commissions with respect to a particular offer will be set forth in an accompanying prospectus supplement.

   If the shares are sold in an underwritten offering, during and after the offering, the underwriters may purchase and sell the common stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the common stock sold in the offering for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market of the common stock which may be higher than the price that might otherwise prevail in the open market. These transactions may be effected on The Nasdaq National Market, in the over-the-counter market or otherwise, and these activities, if commenced, may be discontinued at any time.

   If the shares are sold in an underwritten offering, certain of the underwriters and selling group members, if any, may engage in passive market making transactions in the Company's common stock on the Nasdaq National Market immediately prior to the commencement of the sale of shares in such offering, in accordance with Rule 103 of Regulation M. Passive market making consists of displaying bids on the Nasdaq National Market limited by the bid prices of market makers not connected with such offering and purchases limited by such prices and effected in response to order flow. Net purchases by a passive market maker on each day are limited in amount to 30% of the passive market maker's average daily trading volume in the common stock during the period of the two full consecutive calendar months prior to the filing with the Commission of the Registration Statement of which this prospectus is a part and must be discontinued when such limit is reached. Passive market making may stabilize the market price of the common stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

   Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. There is no assurance that the selling stockholders will sell any or all of the shares. In the event that any shares are not sold at the completion of this offering, the selling stockholders may transfer, devise or gift such shares by other means not described herein.

   In order to comply with certain states' securities laws, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the common stock may not be sold unless the common stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                          DESCRIPTION OF CAPITAL STOCK

   The following description of the capital stock of the Company is subject to the Delaware General Corporation Law and to provisions contained in the Company's Certificate of Incorporation and By-Laws, copies of which are exhibits to our Form 10-K for the fiscal year ended June 30, 1998, which is incorporated by reference into this prospectus. Reference is made to such exhibits for a detailed description of the provisions thereof summarized below.

   We have authorized the issuance of 100,000,000 shares of common stock, $0.01 par value, and 10,000,000 shares of preferred stock, $0.01 par value. Holders of common stock have no preemptive or other subscription rights.

Common Stock

   On January 25, 1999, there were 19,903,751 outstanding shares of common stock. The Company believes that its common stock is beneficially held by at least 400 stockholders.

   The holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Holders of common stock do not have cumulative voting rights. Therefore, holders of more than 50% of the shares of common stock are able to elect all our directors eligible for election each year. The holders of common stock are entitled to dividends and other distributions out of assets legally available if and when declared by the board of directors. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to share pro rata in the distribution of all of our assets remaining available for distribution after satisfaction of all liabilities, including any prior rights of any preferred stock which may be outstanding. There are no redemption or sinking fund provisions applicable to the common stock.

   The transfer agent and registrar for the common stock is Registrar & Transfer Company.

Preferred Stock

   There are no shares of preferred stock outstanding. Series of the preferred stock may be created and issued from time to time by our board of directors, with such rights and preferences as they may determine. Because of its broad discretion with respect to the creation and issuance of any series of preferred stock without stockholder approval, the Board of Directors could adversely affect the voting power of common stock. The issuance of preferred stock may also have the effect of delaying, deferring or preventing a change in control of the Company. See "Risk Factors--Certain Antitakeover Effects."

Section 203 of the Delaware General Corporation Law

   Generally, Section 203 of the Delaware General Corporation Law (the "DGCL") prohibits a publically held Delaware corporation from engaging in any "business combination" with an "interested stockholder" for a period of three years following the time that such stockholder became an interested stockholder, unless, (i) prior to such time either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares owned (A) by persons who are both directors and officers and (B) certain employee stock plans, or (iii) at or after such time the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes certain mergers, consolidations, asset sales, transfers and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within the preceding three years, did own) 15% or more of the corporation's voting stock.

Indemnification

   Our by-laws require us to indemnify each of our directors and officers to the fullest extent permitted by law and limits the liability of our directors and stockholders for monetary damages in certain circumstances.

   Article Thirteen of our certificate of incorporation provides that no director shall have any personal liability to the Company or its stockholders for any monetary damages for breach of fiduciary duty as a director, provided that such provision does not limit or eliminate the liability of any director
(i) for breach of such director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware

General Corporation Law (involving certain unlawful dividends or stock repurchase) or (iv) for any transaction from which such director derived an improper personal benefit. Amendment to such article does not affect the liability of any director for any act or omission occurring prior to the effective time of such amendment.

   Reference is made to the Form of Indemnification Agreement between Synetic and its directors and officers filed as Exhibit 10.1 to this Registration Statement pursuant to which we have agreed to indemnify such directors and officers to the fullest extent permitted by Delaware law, as the same may be amended from time to time.

                                 LEGAL MATTERS

   Certain legal matters with respect to the legality of the issuance of the common stock offered hereby will be passed upon for the Company by Shearman & Sterling. Shearman & Sterling is a limited partner in SN Investors, L.P.

   The statements of law under the caption "Risk Factors--Government Regulation of Porex" in this prospectus and under the caption "Business--Plastics and Filtration Technologies Business--Regulation" in the Company's 1998 10-K (as defined below), incorporated by reference herein, are based upon the opinion of Kegler, Brown, Hill & Ritter Co., L.P.A., Columbus, Ohio, special regulatory counsel to the Company. Robert D. Marotta, Esq., of counsel to such firm, holds options to purchase 75,000 shares of the Company's Common Stock.

                                    EXPERTS

   The audited Consolidated Financial Statements and schedules of the Company and The KippGroup that are incorporated by reference into this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

   The audited Consolidated Financial Statements of Point Plastics, Inc. and Subsidiary that are incorporated by reference into this prospectus have been audited by Linkenheimer LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Website at http://www.sec.gov. In addition, our common stock is quoted on the Nasdaq National Market System. As a result, you can also read documents we file at the offices of the Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

   The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or (i) after the date of the filing of this registration statement and prior to its effectiveness or (ii) after the date of this prospectus and prior to the termination of the offering made hereby:

  . our annual report on Form 10-K for the fiscal year ended June 30, 1998, as amended (the "1998 10-K"),

  . our quarterly reports on Form 10-Q for the fiscal quarters ended
    September 30, 1998, and December 31, 1998, and

  . our current reports on Form 8-K dated July 29, 1998 and February 5, 1999.

   You may request a copy of these filings, at no cost, by writing or telephoning Anthony Vuolo, our Executive Vice President--Finance and Administration at the following address:

         Synetic, Inc.
         669 River Drive
         River Drive Center II
         Elmwood Park, New Jersey 07407
         Attention: Executive Vice President--Finance and Administration
         (201) 703-3400

   This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information provided in this prospectus and any prospectus supplement and in our filings with the SEC that are incorporated in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

   This prospectus contains summaries of certain agreements entered into by Synetic which have been filed as exhibits to the Registration Statement or incorporated by reference in this prospectus. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, such exhibits. You should refer to each such exhibit for a complete description of the matter involved.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             1,150,028 Shares

                                SYNETIC, INC.

                               Common Stock

                                    , 1999


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

   The following expenses, other than the Securities and Exchange Commission registration fee, are estimated. All expenses of the offering will be paid by the Company.

      SEC Registration Fee............................................ $ 15,426
      Legal Fees and Expenses.........................................   90,000
      Accounting Fees and Expenses....................................   25,000
      Blue Sky Fees and Expenses......................................    1,000
      Miscellaneous...................................................   18,574
                                                                       --------
        Total......................................................... $150,000
                                                                       ========

Item 15. Indemnification of Directors and Officers

   Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides, in summary, that directors and officers of Delaware corporations such as the Registrant are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys' fees) incurred by them as a result of suits brought against them in their capacity as a director or officer if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the Registrant, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Any such indemnification may be made by the company only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Article Eleven of the Registrant's Certificate of Incorporation and Section 6.5 of the Registrant's By-Laws entitles officers, directors and controlling persons of the Registrant to indemnification to the full extent permitted by Section 145 of the DGCL, as the same may be supplemented or amended from time to time.

   Article Thirteen of the Registrant's Certificate of Incorporation provides that no director shall have any personal liability to the Registrant or its stockholders for any monetary damages for breach of fiduciary duty as a director, provided that such provision does not limit or eliminate the liability of any director (i) for breach of such director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the DGCL (involving certain unlawful dividends or stock repurchase) or (iv) for any transaction from which such director derived an improper personal benefit. Amendment to such article does not affect the liability of any director for any act or omission occurring prior to the effective time of such amendment.

   Reference is made to the Form of Indemnification Agreement between the Registrant and its directors and officers filed as Exhibit 10.1 to this Registration Statement pursuant to which the registrant has agreed to indemnify such directors and officers to the fullest extent permitted by Delaware law, as the same may be amended from time to time.

Item 16. Exhibits

   Exhibits:

 3.1 Amended and Restated Certificate of Incorporation of the Company. Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K dated April 9, 1998 (the "April 9, 1998 Form 8-K").

 3.2 By-Laws of the Company, as amended. Incorporated by reference to Exhibit
    3.2 to the April 9, 1998 Form 8-K.

 4.1 Specimen Common Stock Certificate of the Company. Incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-1 (No. 33-28854)(the "S-1 Registration Statement").

 4.2 Form of Indenture between the Company and United States Trust Company of New York, including form of Convertible Subordinated Debenture due 2007. Incorporated by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-3 (No. 333-21041).

 5.1 Opinion of Shearman & Sterling.

10.1 Form of Indemnification Agreement between the Company and the directors and officers of the Company. Incorporated by reference to Exhibit 10.6 to the S-1 Registration Statement.

10.2 Stock Purchase Agreement dated January 13, 1999 between the Company and David R. Kipp and James P. Kipp. Incorporated by reference to Exhibit 2.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1998.

23.1 Consent of Arthur Andersen LLP, New York, New York.

23.2 Consent of Kegler, Brown, Hill & Ritter Co., L.P.A.

23.3 Consent of Shearman & Sterling (included in Exhibit 5.1).

23.4 Consent of Linkenheimer LLP.

23.5 Consent of Arthur Andersen LLP, Orange County, California.

24.1 Powers of Attorney of the Registrant.

Item 17. Undertakings

   (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
       (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;
       (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
       (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs A.1(a) and A.1 (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission (the "Commission") by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant, Synetic, Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Elmwood Park, State of New Jersey, on the 5th day of February, 1999.

                                          SYNETIC, INC.

                                                    /s/ Paul C. Suthern
                                          By
                                            -----------------------------------
                                                      Paul C. Suthern
                                               President and Chief Executive
                                                          Officer

   Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

             Signatures                         Title                Date

         /s/ Paul C. Suthern            President and Chief
-------------------------------------    Executive Officer;      February 5,
           Paul C. Suthern               Director (Principal      1999
                                         Executive Officer)

          /s/ Anthony Vuolo             Executive Vice
-------------------------------------    President--Finance      February 5,
            Anthony Vuolo                and Administration       1999
                                         and Chief Financial
                                         Officer (Principal
                                         Accounting and
                                         Financial Officer)

                  *                     Executive Vice
-------------------------------------    President--General      February 5,
           Charles A. Mele               Counsel; Director        1999

                  *                     Director
-------------------------------------                            February 5,
         Thomas R. Ferguson                                       1999

                  *                     Director
-------------------------------------                            February 5,
         Mervyn L. Goldstein                                      1999

                  *                     Director
-------------------------------------                            February 5,
            Ray E. Hannah                                         1999

                  *                     Director
-------------------------------------                            February 5,
           Roger H. Licht                                         1999

                  *                     Director
-------------------------------------                            February 5,
          Bernard A. Marden                                       1999

             Signatures                         Title                Date

                  *                     Director
-------------------------------------                            February 5,
          James V. Manning                                        1999

                  *                     Director
-------------------------------------                            February 5,
          Herman Sarkowsky                                        1999

                  *                     Director
-------------------------------------                            February 5,
           Albert M. Weis                                         1999

                  *                     Director
-------------------------------------                            February 5,
           Martin J. Wygod                                        1999

*By      /s/ Paul C. Suthern            Director
  ----------------------------------                             February 5,
           Paul C. Suthern                                        1999
          Attorney-in-fact

                               INDEX TO EXHIBITS

 Exhibit
   No.                          Description of Document
 -------                        -----------------------
  3.1    Amended and Restated Certificate of Incorporation of the Company.
         Incorporated by reference to Exhibit 3.1 to the Company's Current
         Report on Form 8-K dated April 9, 1998 ("April 9, 1998 Form 8-K").
  3.2    By-Laws of the Company, as amended. Incorporated by reference to
         Exhibit 3.2 to the April 9, 1998 Form 8-K.
  4.1    Specimen Common Stock Certificate of the Company. Incorporated by
         reference to Exhibit 4.1 to the Company's Registration Statement on
         Form S-1 (No. 33-28654) (the "S-1 Registration Statement").
  4.2    Form of Indenture between the Company and United States Trust Company of New York, including form of Convertible Subordinated Debenture due
         2007. Incorporated by reference to Exhibit 4.2 to the Company's
         Registration Statement on Form S-3 (No. 333-21041).
  5.1*   Opinion of Shearman & Sterling
 10.1    Form of Indemnification Agreement between the Company and the directors and officers of the Company. Incorporated by reference to
         Exhibit 10.6 to the S-1 Registration Statement
 10.2    Stock Purchase Agreement dated January 13, 1999 between the Company and David R. Kipp and James P. Kipp. Incorporated by reference to
         Exhibit 2.1 to the Company's Quarterly Report on Form 10-Q for the
         quarter ended December 31, 1998.
 23.1**  Consent of Arthur Andersen LLP, New York, New York.
 23.2**  Consent of Kegler, Brown, Hill & Ritter Co., L.P.A.
 23.3*   Consent of Shearman & Sterling (included in Exhibit 5.1)
 23.4**  Consent of Linkenheimer LLP
 23.5**  Consent of Arthur Andersen LLP, Orange County, California.
 24.1*   Powers of Attorney of the Registrant

--------

 * Previously filed

** Filed herein